Exhibit 99.1

July 29, 2005

<<NAME>>

<<BROKER/DEALER>>

<<STREET ADDRESS>>

<<CITY, STATE, ZIP>>

Re: Second Quarter 2005 Wells Limited Partnership Account Summary and Fact Sheets

Dear Financial Representative:

To keep you apprised of your clients’ Wells limited partnership investments, we have enclosed for your reference the following documents related to the investor mailing on August 1, 2005:

•	A copy of the investor cover letter

•	A copy of a generic investor account summary

•	Second quarter 2005 fact sheets for each limited partnership in which your clients participate

•	A list of your clients participating in Wells limited partnerships, including the type of interest they hold, number of units held, and contact information

Note that the account summary has been newly redesigned for ease of reading and to include net sale proceeds distributions (net proceeds from sales of properties) along with operating distributions (quarterly amounts paid out of cash flow from operations). In addition, we have modified the Portfolio Summary table in the fact sheets to include property acquisition dates and prices, disposition dates and prices, and allocated net sale proceeds for every property that has been sold. We’ve made these changes to provide your clients with simpler, more valuable information about their Wells investments.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to clientservices@wellsref.com.

Thank you for your support of Wells.

Enthusiastically,

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures